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                                                                    Exhibit 10.2

                                OPTION AGREEMENT

        This Option Agreement (the "Agreement") is made and entered into as of July 11, 2001 by and between Lafarge SA, a corporation organized and existing under the laws of France ("Lafarge"), and Lafarge Corporation, a Maryland corporation ("Lafarge Corp.").

                                    RECITALS

        A. Lafarge, by means of its acquisition of Blue Circle Industries PLC ("BCI"), acquired BCI's U.S. businesses, including (i) five full-production cement plants, a slag grinding facility, eleven cement terminals, thirteen pits and quarries for producing aggregates, sixty-one ready-mixed concrete plants and several concrete block operations, all as owned and operated by Blue Circle North America, an Alabama corporation ("BCNA"), and as listed on Exhibit A hereto (collectively, the "Existing Assets"), and (ii) certain assets and operations of BCNA which have been or are currently being divested to third parties.

        B. By agreement of even date herewith (the "Management Agreement"), Lafarge Corp. has agreed to manage the Existing Assets on the terms and conditions set forth therein.

        C. Lafarge Corp. desires to secure from Lafarge the exclusive right and option to purchase the Existing Assets, plus any additional assets purchased by BCNA and/or Lafarge on behalf of BCNA during the term of this Agreement and in accordance with the terms and conditions set forth herein (but excluding any assets permitted to be divested to third parties in accordance with the terms and conditions set forth herein) (collectively, the "Assets").

        D. Lafarge is willing, in order to induce Lafarge Corp. to enter into the Management Agreement and for other good and valuable consideration, to grant and extend to Lafarge Corp. such right and option, together with a right of first refusal with respect to the Assets, subject to and in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lafarge hereby grants and extends to Lafarge Corp., upon the terms and conditions set forth in this Agreement, the exclusive right and option (the "Option") to purchase the Assets during the Exercise Period (as herein defined) and a right of first refusal (the "Right of First Refusal") to acquire the Assets during the Right of First Refusal Term (as herein defined).

        1. Term. The term of this Agreement (the "Term") shall commence on the date hereof and terminate upon the expiration or termination of the Right of First Refusal Term. The period during which the Option is exercisable (the "Exercise Period") shall commence on July 1, 2002 and shall continue in full force and effect until 5:00 p.m. Eastern time, on December 31, 2004, or the effective date of the earlier termination by Lafarge Corp. of the Management Agreement. The Option may be terminated by Lafarge Corp. at any time upon written notice to Lafarge. The term of the Right of First Refusal (the "Right of First Refusal Term") shall commence upon the expiration or termination of the Exercise Period and shall continue in full force and effect until the first anniversary of such date.


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        2.      Option Price. The option price for the Assets under the Option shall be $1.4 billion, subject to adjustment as provided below (the "Option Price"), payable to Lafarge at the time of Closing (as defined in Section 3) by wire transfer of immediately available funds as follows:

        The Option Price shall be equal to $1.4 billion, plus:

                (i) the amount of Developmental Capital Expenditures actually incurred by BCNA after December 31, 2000 and prior to Closing; and

                (ii) an amount equal to the purchase price paid by BCNA and/or Lafarge on behalf of BCNA for assets (other than the Existing Assets and sustaining capital expenditures made in accordance with Lafarge's capital expenditure policies as practiced by Lafarge Corp.) acquired after the date hereof and included in the Assets purchased by Lafarge Corp. at Closing, provided such acquisitions are authorized in advance by the parties hereto;

        and minus:

                (i) the amount of any contingencies and/or liabilities of BCNA which are assumed by Lafarge Corp. or to which the Assets purchased by Lafarge Corp. pursuant to the exercise of the Option remain subject at Closing, provided such contingencies and/or liabilities relate to assets not subject to the Option or otherwise divested to third parties;

                (ii) the replacement cost of any Assets which are substantially damaged by fire, casualty, the elements or any other cause damaged during the Term, to the extent such Assets are not replaced with assets of like kind or the right to receive insurance proceeds arising from such damage are not assigned to Lafarge Corp. at Closing; and

                (iii) the gross selling price received by BCNA for divestitures of Assets made outside of the ordinary course of business. Unless otherwise agreed by the parties, the sale or divestiture of any Asset listed on Exhibit A shall be deemed to be a divestiture outside of the ordinary course of business for purposes of this subsection (iii).

        In addition, the parties will negotiate as part of the definitive purchase agreement an adjustment to the Option Price for changes in working capital of BCNA that have occurred from and after December 31, 2000 until the Closing date.

        For purposes of this Section 2, "Developmental Capital Expenditures" shall mean capital expenditures made with respect to Assets purchased by Lafarge Corp. pursuant to the exercise of the Option (including without limitation, an estimated $160 million of developmental capital expenditures incurred with respect to the expansion and modernization of BCNA's Calera cement plant) but shall expressly exclude sustaining capital expenditures made in accordance with Lafarge's capital expenditure policies as practiced by Lafarge Corp. Capital expenditures of up to $35.7 million incurred by BCNA after December 31, 2000 and prior to Closing for specified environmental projects with respect to BCNA's Ravena facilities and specified operating equipment upgrades for BCNA's ready mix concrete and aggregate operations in Georgia, to the extent required prior to Closing, shall be deemed to be sustaining capital


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expenditures that shall not affect the Option Price; provided, however, that if and to the extent such required capital expenditures (up to a maximum of $35.7 million) are not made by BCNA prior to Closing and are required to be made after the Closing, then the Option Price shall be reduced on a post-Closing basis by the amount of such capital expenditures.

        3. Exercise of Option. At any time during the Option Term, Lafarge Corp. may give written notice to Lafarge of its exercise of the Option to purchase the Assets. Such notice shall include a representation that the exercise of the Option has been approved by the committee of independent directors of Lafarge Corporation formed to consider, among other things, issues related to this Agreement.

        The closing of the purchase of the Assets (the "Closing") shall be held as soon as reasonably practicable following the exercise of the Option and: (a) the negotiation by the parties of a definitive purchase agreement providing for the purchase of the Assets (other than cash) and the assumption by Lafarge Corp. of all related liabilities (other than debt for borrowed money or liabilities related to BCNA assets not subject to the Option or otherwise divested to third parties) on an "as is, where is" basis without representation or warranties (except customary representations and warranties as to unencumbered title) as to the Assets or liabilities and containing such other terms and conditions as the parties shall agree; and (b) the receipt of necessary approvals, including, if required by law, regulation or listing requirement, the approval of the shareholders of Lafarge Corp.

        4. Right of First Refusal. Pursuant to the Right of First Refusal, Lafarge Corp. shall have a right of first refusal, during the Right of First Refusal Term, to acquire, upon substantially the same terms and conditions being offered to a third party purchaser, (x) the Assets if Lafarge proposes to sell such Assets to a third party at a price lower than ninety percent (90%) of the Option Price, as adjusted hereunder, and (y) any portion of the Assets with a book value or sales price exceeding $10 million, if Lafarge proposes to sell such Assets to a third party for a price equal to or less than the First Offer Price (as defined below). Lafarge shall notify Lafarge Corp. in writing of any such proposed sale of all or any portion of the Assets, describing the terms of the proposal transaction and Lafarge Corp. shall notify Lafarge within thirty
(30) days of receipt of such notice of its intention to exercise its Right of First Refusal.

        For purposes of this Section 4, "First Offer Price" shall mean that price offered by Lafarge Corp. for the purchase of any portion of the Assets referenced in item (y) above. Lafarge shall notify Lafarge Corp. in writing of its intention to offer for sale Assets referenced in (y) above and, provided Lafarge Corp. is interested in purchasing such Assets, Lafarge Corp. shall notify Lafarge within thirty (30) days of receipt of such notice of its First Offer Price.


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        5.      Representations, Warranties and Covenants of Lafarge.

        A. Lafarge represents and warrants to Lafarge Corp. that (i) it has the full capacity, right, power and authority to execute, deliver and perform this Agreement, (ii) all required actions and approvals therefor have been duly taken and obtained, (iii) this Agreement and all documents to be executed pursuant hereto by Lafarge are and shall be binding upon and enforceable against Lafarge in accordance with their respective terms and (iv) the execution, delivery and performance by Lafarge of this Agreement are within the powers of Lafarge and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any agreement or instrument to which Lafarge is a party or by which any of its properties are bound.

        B. Lafarge covenants that during the period commencing on the date hereof and ending upon the termination or expiration of the Option Period, neither it nor BCNA shall, without the prior written consent of Lafarge Corp.:

                (i) lease, sell, convey or grant an option to lease or purchase, enter into an agreement with respect to any of the foregoings, either in a single transaction or a series of related transactions, Assets with a book value or sale price in excess of $10 million; or

                (ii) make subject to the Option additional assets or operations that are acquired, in a single transaction or a series of related transactions, for a total purchase price in excess of $10 million.

        C.      Lafarge further covenants and agrees:

                (i) during the Term to cause BCNA to make timely and appropriate sustaining capital expenditures with respect to the Assets in accordance with Lafarge's existing capital expenditures policies, as followed by Lafarge Corp.; and

                (ii) in the event Lafarge fails to renew the Management Agreement for any reason prior to the expiration or termination of the Term, to provide Lafarge Corp. and its representatives full and complete access, upon reasonable advance notice and during regular business hours, to the Assets, all books and records relating to the Assets, and all BCNA personnel, for purposes of evaluating whether to exercise the Option or the Right of First Refusal, as appropriate, and negotiating the agreements to purchase Assets pursuant thereto.


        6. Lafarge Corp.'s Warranties and Representations. Lafarge Corp. warrants and represents to Lafarge that (i) it has the full capacity, right, power, and authority to execute, deliver, and perform this Agreement, (ii) and all required actions and approvals therefor have been duly taken and obtained,
(iii) this Agreement and all documents to be executed pursuant hereto by Lafarge Corp. are and shall be binding upon and enforceable against Lafarge Corp. in accordance with their respective terms, and (iv) the execution, delivery and performance by Lafarge Corp. of this Agreement are within the powers of Lafarge Corp. and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or


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regulation or any agreement or instrument to which Lafarge Corp. is a party or by which it or any of its properties are bound.

        7. Dispute Resolution Process. The parties agree to utilize the following dispute resolution process during the Term:

        A. Any conflict arising under this Agreement that cannot be resolved by the parties within ten (10) business days will be submitted immediately to a resolution committee (the "Resolution Committee") consisting of two members of the Special Committee of Lafarge Corp. and two representatives of Lafarge.

        B. In the event a conflict cannot be resolved by the Resolution Committee within ten (10) business days after submission, then the parties will agree to either refrain from taking the disputed action or resolve the issue as soon as practicable by mediation or arbitration at the offices of Lafarge Corp. in Herndon, Virginia, with one arbitrator or mediator appointed by the parties.

        8. Reports. The parties agree that during the Exercise Period, the Board of Directors of Lafarge Corp. shall receive, for the purpose of exercising the rights of Lafarge Corp. and performing its duties under this Agreement and the Management Agreement, quarterly reports concerning the performance of the Assets containing the same level of detail that they now receive concerning the business of Lafarge Corp.

        9. Expense of Enforcement. If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and disbursements incurred in connection with such proceeding, including but not limited to arbitration or appellate proceedings, in addition to any other remedy granted.

        10. Notice. All notices, demands, requests or other communications required or permitted to be given under this Agreement shall be in writing and shall be given either (a) by hand delivery, (b) by certified or registered mail, return receipt requested, postage prepaid, (c) by electronic facsimile or (d) by overnight courier service (charges prepaid) with proof of delivery at the following address:

                To Lafarge Corp.:   12950 Worldgate Drive, Suite 500
                                    Herndon, Virginia  20170
                                    Attention:  President and Chief Executive
                                                Officer
                                    Fax: 703-796-2218


                To Lafarge:         61, rue des Belles Feuilles
                                    75116 Paris
                                    Attention: Vice Chairman and Chief
                                               Operating Officer
                                    Fax: 011 33-1-44-34-12-22


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        11.     Entire Agreement. This Agreement constitutes the full and
complete agreement with respect to the subject matter hereof. This Agreement may be amended only by subsequent written agreement between Lafarge and Lafarge Corp.

        12. Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of New York. Each of Lafarge and Lafarge Corp. agrees that the United States District Court for the Southern District of New York shall have non-exclusive jurisdiction to settle any dispute which may arise in connection with this Agreement and is not resolved pursuant to the dispute resolution process set forth in Section 7.

        13. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

        14. Captions, General, Number and Language of Inclusion. The captions are inserted in this Agreement only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this Agreement. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this Agreement, the word "including" shall mean "including, but not limited to". All references to "$" or dollar amounts will be to lawful currency of the United States of America.

        15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party hereto may assign, transfer or otherwise dispose of all or any part of its rights, duties or obligations hereunder without the written consent of the other parties.

        16. No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.


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        IN WITNESS WHEREOF, the parties have caused these presents to be executed intending to be legally bound by the provisions herein contained.

                             LAFARGE CORPORATION

                             By:/s/ Philippe Rollier
                                ------------------------------------------------
                                    Name: Philippe Rollier
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------



                             LAFARGE SA

                             By:/s/ Bernard Kasriel
                                ------------------------------------------------
                                    Name: Bernard Kasriel
                                         ---------------------------------------
                                    Title: Vice Chairman
                                          --------------------------------------


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                                    EXHIBIT A

                            ASSETS COVERED BY OPTION


Five Full Production Cement Plants:
-       Ravena, New York
-       Harleyville, South Carolina
-       Atlanta, Georgia
-       Calera, Alabama
-       Tulsa, Oklahoma
One Slag Grinding Facility in Sparrows Point, Maryland

Eleven Cement Terminals

61 Ready Mix Concrete Plants in Georgia

13 Quarries and Sand and Gravel Pits in Georgia and Alabama

10 Concrete Block Plants in Georgia

The Option also covers all distribution and mobile equipment related to the foregoing Assets